                                 EXHIBIT 21.01

                        Subsidiaries of the Registrant
                        ------------------------------


                                             Jurisdiction
         Name                         of Incorporation Organization    Ownership
         ----                         -----------------------------    ---------
Great Lakes Dredge & Dock Company             New Jersey                 100%

Great Lakes International, Ind.               Delaware                   100%

Dawson Dredging Company                       Delaware                   100%

Gates Construction Corp.                      New Jersey                 100%

Fifty-Three Dredging Corporation              New Jersey                 100%

Amboy Aggregates (A JOINT VENTURE)            New Jersey                  50%

NATCO Limited Partnership                     Delaware                    75%

North American Trailing Company               Delaware                    80%